Exhibit 99.7

Mayer Brown LLP
71 South Wacker Drive
March 10, 2015	Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Abbott Laboratories	Main Fax (312) 701-7711
100 Abbott Park Road	www.mayerbrown.com
Abbott Park, Illinois 60064-6400

Re:                             Abbott Laboratories

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Abbott Laboratories, an Illinois corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (Registration No. 333-202508), including the prospectus constituting a part thereof, dated March 5, 2015, and the final supplement to the prospectus, dated March 5, 2015 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of $750,000,000 aggregate principal amount of 2.000% Notes due 2020 (the “2020 Notes”), $750,000,000 aggregate principal amount of 2.550% Notes due 2022 (the “2022 Notes”) and $1,000,000,000 aggregate principal amount of 2.950% Notes due 2025 (the “2025 Notes” and, together with the 2020 Notes and the 2022 Notes, the “Notes”).  The Notes are to be issued under the Company’s indenture, to U.S. Bank National Association, as trustee (the “Trustee”), dated March 10, 2015 (the “Indenture”), with certain terms of the Notes being established by certain officers of the Company in a certificate, dated March 5, 2015, who have been authorized by its Board of Directors to do so.

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate.  We have also assumed without verification that the Indenture has been duly authorized, executed and delivered by the Trustee.

We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon the foregoing, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Notes, the Notes, when sold in exchange for the consideration set forth in the Prospectus, will be duly authorized and will be binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity), and entitled to the benefits of the Indenture.

We hereby consent to the use of our name under the heading “Legal Opinions” in the Prospectus and to the use of this opinion for filing with a Form 8-K as Exhibit 99.7 thereto.

Sincerely,

/s/ Mayer Brown LLP

MAYER BROWN LLP